Filed Pursuant to Rule 433

Registration Statement Nos. 333-137120, 333-137120-01, 333-137120-02, 333-137120-03,

333-137120-04, 333-137120-05, 333-137120-06, 33-137120-07 and 333-137120-08

FPL GROUP CAPITAL INC

Pricing Term Sheet

December 22, 2008

Issuer:  FPL Group Capital Inc

Underwriting Agreement dated December 22, 2008

Joint Book–Running Managers:

Banc of America Securities LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Mizuho Securities USA Inc.

Co–Managers:

BNY Mellon Capital Markets, LLC

Mitsubishi UFJ Securities International plc

Wells Fargo Securities, LLC

Designation:	7 7/8% Debentures, Series due December 15, 2015
Legal Format:	SEC Registered
Principal Amount:	$50,000,000
Date of Maturity:	December 15, 2015
Interest Payment Dates:	Each June 15 and December 15, beginning June 15, 2009
Coupon Rate:	7 7/8%
Price to Public:	106.861% of the principal amount thereof
Treasury Benchmark:	4.50% due November 15, 2015
Benchmark Yield:	1.477%
Spread to Benchmark Treasury:	515 basis points
Reoffer Yield:	6.627%
Trade Date:	December 22, 2008
Settlement Date:	December 30, 2008
Make–Whole Call:	At any time at 100% of the principal amount plus accrued and unpaid interest plus Make-Whole Premium at discount rate equal to Treasury Yield plus 50 basis points
CUSIP / ISIN Number:	302570 BC9 / US302570BC96

Credit Ratings of currently-outstanding debentures of the same series:*
Moody’s Investors Service Inc.	“A2” (stable)
Standard & Poor’s Ratings Services	“A-” (stable)
Fitch Ratings	“A” (stable)

*    A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322; Citigroup Global Markets Inc. toll-free at 1-877-858-5407; Deutsche Bank Securities Inc. toll-free at 1-800-503-4611; or Mizuho Securities USA Inc. toll-free at 1-800-221-8866 (ext. 3143).